                                                                    Exhibit 99.2

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

     THIS PURCHASE AND SALE AGREEMENT is made as of the 5th day of September, 1995, by and between Cable TV Joint Fund 11, a Colorado partnership ("Seller"), and Jones Intercable, Inc., a Colorado corporation ("Buyer").

                                   RECITALS
                                   --------

     A. Seller owns and operates a cable television system in Manitowoc, Wisconsin (the "System").
     B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the System upon the terms and conditions set forth in this Agreement.

                                   AGREEMENT
                                   ---------

     In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   Purchase and Sale.  Subject to the terms and conditions set forth in
          -----------------
this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, on the Closing Date (as defined in Paragraph 9 hereof), all of Seller's interest in the System and the Assets (as defined in Paragraph 2 hereof) then being transferred and sold pursuant hereto, free and clear of all security interests, liens, pledges, charges and encumbrances.

     2.   Assets.
          ------

          (a) The assets to be conveyed to Buyer hereunder shall consist of all of the assets and properties of Seller, whether real, personal, tangible or intangible, of whatever description and wherever located, now owned or used by Seller solely in connection with Seller's ownership or operation of the System, including all additions made between the date hereof and the Closing Date, to the end that all of Seller's assets owned on the Closing Date which are used or owned solely in connection with Seller's ownership or operation of the System shall be sold and transferred to Buyer (collectively, the "Assets"). The Assets shall include, without limitation:

               (i) all of Seller's towers, tower equipment, antennas, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, earth satellite receive stations and related equipment, microwave equipment, testing equipment, motor vehicles, office equipment, furniture and fixtures, supplies, inventory and other physical assets owned or used by Seller solely in connection with Seller's ownership or operation of the System;

               (ii) the franchises, leases, agreements, permits, consents, licenses and other contracts, pole line or joint pole agreements, underground conduit agreements, agreements for the reception or transmission of signals by microwave, easements, rights-of-way and construction permits, if any, and any other obligations and agreements between Seller and suppliers and customers, which are owned or used by Seller solely in connection with Seller's ownership and operation of the System, substantially all of which are listed on Exhibit A attached hereto;
                             ---------

               (iii) the real property owned and used solely in connection with the System;

               (iv) all accounts receivable of Seller arising in connection with the System;

               (v) all engineering records, files, data, drawings, blueprints, schematics, maps, reports, lists and plans and processes owned or developed by or for Seller and intended for use solely in connection with the System;

               (vi) all promotional graphics, original art work, mats, plates, negatives and other advertising or related materials developed by or for Seller and intended for use solely in connection with the System; and

               (vii) all of Seller's correspondence files, lists, records and reports concerning customers and prospective customers of the System, concerning television stations whose transmissions are or may be carried as a part of the System and concerning all dealings with Federal, state, and local regulatory agencies relating to the ownership or operation of the System, including all reports filed by or on behalf of Seller with the Federal Communications Commission (the "FCC") in connection with the System and any Statements of Account of the System filed by or on behalf of Seller with the United States Copyright Office in connection with the System.

          (b) The following properties and assets relating to the System and its business operations shall be retained by Seller and shall not be sold, assigned or transferred to Buyer:

               (i)    cash or cash equivalents on hand or in banks;

               (ii)   insurance policies and rights and claims thereunder;

               (iii) all claims, rights and interest in and to any refunds for federal, state or local income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date, including without limitation, fees paid to the United States Copyright Office; and

               (iv) assets disposed of in the normal course of business or with the written consent of Buyer between the date hereof and the Closing Date.

     3.   Purchase Price.  Subject to the adjustments to be made in accordance
          --------------
with Paragraph 4 hereof, the total purchase price for the Assets shall be $15,735,667 (the "Purchase Price"), which Purchase Price represents the average of three independent appraisals of the System. The Purchase Price shall be payable to Seller at Closing in cash, by cashier's check or by wire transfer of federal funds to a bank or banks designated by Seller.

     4.   Adjustments.  All adjustments provided for herein with respect to this
          -----------
transaction shall increase or decrease the Purchase Price, as appropriate, and shall be made as of the close of business (5:00 p.m., Denver time) on the Closing Date (the "Adjustment Time").

          (a) Rent, pole rents, franchise fees, taxes, power and utility fees and deposits, insurance premiums, licenses, customer prepayments and deposits, and other prepayments and amounts due shall be prorated and debited or credited to Seller or Buyer, as applicable. With respect to subscriber accounts receivable, Seller shall be entitled to an amount equal to the sum of (i) 90% of the face amount of all accounts receivable that are current or 30 days or less past due as of the Adjustment Time, plus (ii) 80% of the face amount of all accounts receivable that are between 31 days and 60 days past due as of the Adjustment Time. For purposes of making "past due" calculations, the monthly billing statements of Seller shall be deemed to be due and payable on the first day of the month during which the service to which such billing statements relate is provided.

          (b) The Purchase Price shall be reduced by any accounts payable, accrued expenses and vehicle lease obligations for which Seller would otherwise be liable hereunder, but for which the obligation for payment is assumed by Buyer.

          (c) Seller and Buyer shall jointly determine the adjustments required by this Paragraph 4 at the Closing. The net amount to which Buyer or Seller, as the case may be, is entitled pursuant hereto shall be thereupon paid by Buyer or Seller, as the case may be, by an adjustment to the Purchase Price. All adjustments made at Closing shall be tentative and shall be subject to final adjustment within 90 days after Closing.

     5.   Assumption of Liabilities.  Buyer shall assume and discharge (i) all
          -------------------------
debts, liabilities and obligations of Seller arising with respect to periods subsequent to the Closing Date under any franchise, license, permit, lease, instrument or agreement transferred to Buyer hereunder, and (ii) with respect to periods prior to and including the Closing Date, all obligations of Seller to the extent that the Purchase Price is reduced pursuant to Paragraph 4(b) hereof to reflect Buyer's assumption of such obligations. Buyer shall indemnify and hold harmless Seller from and against any and all damages, costs, claims and expenses ("Claims") arising by reason of the ownership, operation or control of the System after the Closing Date. Anything herein to the contrary notwithstanding, there is hereby excluded from the Assumed Obligations, and Seller shall retain and discharge, and indemnify and hold Buyer harmless from and against, any and all Claims to the extent they arise from (a) any debt, liability or obligation arising with respect to periods prior to the Closing Date for which no reduction of the Purchase Price has been made pursuant to Paragraph 4(b) hereof, or (b) any debt, liability or obligation of Seller not expressly assumed hereunder, whenever arising.

     6.   Seller's Representations.  Seller hereby represents and warrants to
          ------------------------
Buyer that:

          (a) Seller is a general partnership duly organized and validly existing under the laws of the State of Colorado. Seller has all requisite partnership power and authority to own and operate its properties and to carry on its business as now and where being conducted.

          (b) All necessary consents and approvals have been obtained by Seller for the execution and delivery of this Agreement. The execution and delivery of this Agreement by Seller has been duly and validly authorized and approved by all necessary action of Seller. This Agreement is a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

          (c) Subject to the receipt of any required consents, Seller has full legal power, right and authority to sell and convey to Buyer legal and beneficial title to the Assets, and Seller's sale to Buyer shall transfer good and marketable title thereto, free and clear of all security interests, liens, pledges, charges and encumbrances of every kind.

          (d) The execution, delivery and performance of this Agreement by Seller will not violate any provision of law and will not, with or without the giving of notice or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under, any mortgage, agreement or other instrument to which Seller is a party or by which Seller, the Assets or the System are bound. The execution, delivery and performance of this Agreement by Seller will not result in the creation of any security interest, lien, pledge, charge or encumbrance upon the Assets or the System.

     7.   Conditions Precedent to Buyer's Obligations.  The obligations of Buyer
          -------------------------------------------
under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          (a) All of the representations and warranties by Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date. Seller shall have complied with and performed all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (b) Seller shall have delivered to Buyer such instruments, consents and approvals of third parties as are necessary to transfer the Assets to Buyer pursuant to this Agreement.

          (c) The statutory waiting period applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been terminated or shall have expired.

     8.   Conditions Precedent to Seller's Obligations.  The obligations of
          --------------------------------------------
Seller under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          (a) The statutory waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired.

          (b) Buyer shall have delivered the Purchase Price to Seller in accordance with Paragraph 3 hereof.

     9.   Closing.  The closing hereunder (the "Closing") shall be held in the
          -------
offices of Seller, 9697 East Mineral Avenue, Englewood, Colorado 80112, on such date or dates as the parties hereto shall mutually agree (the "Closing Date"), but in no event after September 30, 1996. At the Closing, all cash, checks, notes, deeds, bills of sale, certificates of title, assignments and assumptions and other instruments and documents referred to or contemplated by this Agreement shall be exchanged by the parties hereto.

     10.  Brokerage.  Seller represents and warrants to Buyer that Seller will
          ---------
be solely responsible for, and pay in full, any and all brokerage or finder's fees or agent's commissions or other like payment owing in connection with Seller's use of any broker, finder or agent in connection with this Agreement or the transactions contemplated hereby. Buyer represents and warrants to Seller that Buyer will be solely responsible for, and pay in full, any and all brokerage or finder's fees or agent's commissions or other like payment owing in connection with Buyer's use of any broker, finder or agent in connection with this Agreement or the transactions contemplated hereby. Each party hereto shall indemnify and hold the other party hereto harmless against and in respect of any breach by it of the provisions of this Paragraph 10.

     11.  Miscellaneous.
          -------------

          (a) Buyer shall have the right, upon notice to Seller, to assign prior to the Closing Date, in whole or in part, its rights and obligations hereunder to any affiliate of Buyer, including, without limitation, to any subsidiary of Buyer or other entity controlled by, controlling or under common control with Buyer, or, subject to Seller's consent, to any other entity.

          (b) From time to time after the Closing Date, Seller shall, if requested by Buyer, make, execute and deliver to Buyer such additional assignments, bills of sale, deeds and other instruments of transfer, as may be necessary or proper to transfer to Buyer all of Seller's right, title and interest in and to the Assets covered by this Agreement. Such efforts and assistance shall be without cost to Buyer.

          (c) This Agreement embodies the entire understanding and agreement among the parties concerning the subject matter hereof and supersedes any and all prior negotiations, understandings or agreements in regard thereto. This Agreement shall be interpreted, governed and construed in accordance with the laws of the State of Colorado. This Agreement may not be modified or amended except by an agreement in writing executed by both Buyer and Seller.

          (d) Any sales, use, transfer or documentary taxes imposed in connection with the sale and delivery of the Assets and the rights acquired by Buyer under this Agreement shall be paid by Buyer.

                           [EXECUTION PAGE FOLLOWS]

     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.


                              CABLE TV JOINT FUND 11,
                              a Colorado general partnership

                              By:   Cable TV Fund 11-A, Ltd.,
                                    a Colorado limited partnership

                              By:   Cable TV Fund 11-B, Ltd.,
                                    a Colorado limited partnership

                              By:   Cable TV Fund 11-C, Ltd.,
                                    a Colorado limited partnership

                              By:   Cable TV Fund 11-D, Ltd.,
                                    a Colorado limited partnership


                                    By:  Jones Intercable, Inc.,
                                         their General Partner


                                         By:   /s/ James B. O'Brien
                                              ------------------------
                                         Title:     President
                                               -----------------------


                              JONES INTERCABLE, INC.,
                              a Colorado corporation

                              By:   /s/ James B. O'Brien
                                    -------------------------
                              Title:    President
                                    -------------------------


(19222)

                                   EXHIBIT A
                                   ---------
                        to Purchase and Sale Agreement
                        ------------------------------
                         dated as of September 5, 1995
                         -----------------------------


FRANCHISES
----------

City of Manitowoc, Wisconsin
----------------------------

 .    Ordinance approved November 7, 1980, to create Chapter 27 of the Municipal
     Code entitled for the purpose of granting a franchise to Total TV, Inc.
 .    Resolution approved December 10, 1981, authorizing assignment of franchise from Total TV, Inc. to Total TV of Manitowoc, Inc.
 .    Resolution approved May 19, 1983, authorizing a rate increase for basic service.
 .    Ordinance adopted June 20, 1983, to amend Section 27.27 and 27.29 of the
     Municipal Code for the purpose of amending the rate increase request application process and making the Mayor and Chairman of the Public Welfare and Utilities Committee ex officio members of the Cable Television Commission.
 .    Resolution approved March 21, 1984, authorizing the transfer of the franchise from Total TV of Manitowoc, Inc. to Cable TV Joint Fund 11.
 .    Resolution approved April 6, 1984, authorizing Cable TV Joint Fund 11 to grant a security interest in the system to its lenders.
 .    Resolution creating a Local Access Advisory Board, approved January 24,
     1985.
 .    Resolution granting a rate increase approved March 12, 1985.
 .    Letter dated November 18, 1992, regarding the initiation of negotiations for renewal of the franchise.
 .    Resolution adopted October 5, 1994, consenting, subject to conditions, to a corporate reorganization affecting Cable TV Joint Fund 11.
 .    Jones Intercable/Bell Canada Transfer Agreement dated October 7, 1994, among the City, Cable TV Joint Fund 11 and Jones Intercable, Inc.
 .    Notice of Closing Date advising the City that the sale by JIC of certain shares of its stock to BCI occurred on December 20, 1994.

Expiration Date:    Approximately November 3, 1995 (in renewal negotiations)

Franchise Fee:      3 percent

FCC LICENSES
------------

Business Radio      KNCB374
Earth Station       E7596

POLE AGREEMENTS/LINE CROSSING AGREEMENTS
----------------------------------------

1. Agreement dated November 10, 1982, between Total TV of Manitowoc, Inc. and Lakefield Telephone Company, and consented to by Wisconsin Public Service Corporation, for the Town of Newton, Wisconsin and vicinity; Letter dated March 23, 1984, and signed by Lakefield Telephone Company on April 9, 1984, consenting to the assignment and transfer of the Agreement to Cable TV Joint Fund 11 and further consenting to the grant of a security interest in the Agreement.

2. Agreement dated January 26, 1981, between Wisconsin Public Service Corporation and Total TV, Inc., and consented to by Wisconsin Telephone Company and Manitowoc Public Utilities, for the City of Manitowoc, Wisconsin and vicinity; Supplemental Pole Attachment Agreement dated January 1, 1984; Letter dated March 23, 1984, and signed by Wisconsin Public Service Corporation on March 27, 1984, consenting to the assignment and transfer of the Agreement to Cable TV Joint Fund 11 and further consenting to the grant of a security interest in the Agreement.

3. Agreement dated July 26, 1982, between Wisconsin Public Service Corporation and Total TV, Inc., and consented to by Lakefield Telephone Company, for the Town of Newton, Wisconsin and vicinity; Supplemental Pole Attachment Agreement dated July 1, 1983; Letter dated March 23, 1984, and signed by Wisconsin Public Service Corporation on March 27, 1984, consenting to the assignment and transfer of the Agreement to Cable TV Joint Fund 11 and further consenting to the grant of a security interest in the Agreement.

4. Agreement dated February 13, 1981, between Wisconsin Telephone Company and Total TV, Inc. for the City of Manitowoc, Wisconsin; Supplemental Pole Attachment Agreement dated June 1, 1982; Letter dated March 23, 1984, and signed by Wisconsin Telephone Company on April 25, 1984, consenting to the assignment and transfer of the Agreement to Cable TV Joint Fund 11 and further consenting to the grant of a security interest in the Agreement; Letter dated November 1, 1988 from Wisconsin Bell, Inc. (successor in interest to Wisconsin Telephone Company) increasing the pole rental rate; Letter dated November 25, 1992 from Wisconsin Bell, Inc. increasing the pole rental rate.

5. License dated May 8, 1981, between Wisconsin Telephone Company and Total TV, Inc. to occupy the underground conduit and manholes of Telephone Company under the Manitowoc River in the City of Manitowoc, Wisconsin (license is subject to the pole attachment agreement between the parties dated February 13, 1981); Letter dated March 23, 1984, and signed by Wisconsin Telephone Company on April 25, 1984, consenting to the assignment and transfer of the License to Cable TV Joint Fund 11 and further consenting to the grant of a security interest in the License.

6. Agreement dated March 11, 1981, between Manitowoc Public Utilities and Total TV, Inc., and consented to by Wisconsin Telephone Company and Wisconsin Public Service Corporation, for the City of Manitowoc, Wisconsin and vicinity; Letter dated March 23, 1984, and signed by Manitowoc Public Utilities on March 27, 1984, consenting to the assignment and transfer of the Agreement to Cable TV Joint Fund 11 and further consenting to the grant of a security interest in the Agreement. (Note: Pole rental fee increases as follows: (i) effective January 1, 1988, $7.66/single contact and $5.16/joint contact; (ii) effective January 1, 1989, $11.30/single contact and $6.32/joint contact; and (iii) effective January 1, 1990 to date, approximately $15.96/single contact and $7.98/joint contact. No document has been signed by either party with respect to increases.)

7. License No. 98347 dated September 22, 1982, as amended, with Chicago and North Western Transportation Company for an overhead television cable at Manitowoc, Wisconsin (M.P. 75.9).

INSTALLATION, SERVICE AND WIRING AGREEMENTS
-------------------------------------------

1. Cable Television Installation and Service Subscription Agreement dated September 30, 1992, with Midwest Heritage Inn of Manitowoc, Inc. to provide cable television service to Comfort Inn.

2. Cable Television Installation and Service Subscription Agreement dated April 1, 1993, with Dean Graunke and Jan Graunke to provide cable television service to Westmoor Motel.

3. Cable Television Installation and Service Subscription Agreement dated February 28, 1991, with Holy Family Medical Center to provide cable television service to medical center.

4. Cable Television Installation Agreement dated May 4, 1990, with Michael A. Dunn to provide cable television service to Fieldcrest Manor.

5. Agreement dated December 18, 1986, with Custer Street Joint Venture to provide cable television service to Regency House Project.

6. Cable Television Installation Agreement dated August 5, 1991, with Southbrook Apartments to provide cable television service to apartments.

7. Cable Television Installation and Service Subscription Agreement dated March 1, 1995, with the County of Manitowoc to provide cable television service to the Manitowoc Health Care Center.

8. Cable Television Installation and Service Subscription Agreement dated August 21, 1995, with James Luisier to provide cable television service to the Days Inn motel.

REAL PROPERTY LEASED
--------------------

None.

MISCELLANEOUS CONTRACTS AND AGREEMENTS
--------------------------------------

1. Agreement dated September 12, 1994, with Flight Trac, Inc. for an aerial signal leakage survey.

2. Contract dated April 20, 1992, with Fenix Communications for aerial CATV construction services.

3. Contract dated October 1, 1993, with Holtger Brothers Inc. for aerial and underground CATV construction services.

4. Contract dated April 4, 1994, with H & H Utility Excavating Inc. for underground construction services.

5. Contract dated April 4, 1991, with Jansky Irrigation for underground cable construction services.

6. Agreement dated April 14, 1995, with Custom Communications for installation services.

7. Contract dated October 25, 1994, with Towerline Contractors for installation services.

8. Postage Meter Rental Agreement (No. 07233181) dated May 11, 1993, with Pitney Bowes Inc.

9. Video Agreement dated March 15, 1995, with the Visitor Information Center to air a videotape produced by Cable TV Joint Fund 11 which describes and promotes various businesses, services and activities in the Manitowoc, Wisconsin area.

10. Letter agreement dated May 4, 1982, with American Television and Communications Corporation for the Lakeshore Institute microwave interconnect.

MUST CARRY/RETRANSMISSION AGREEMENTS
------------------------------------

1. Letters dated July 1, 1993 and July 23, 1993, granting retransmission consent (WITI).

2. Letters dated June 16, 1993, September 28, 1993 and August 12, 1994, granting retransmission consent (WFRV).

3. Retransmission Consent Agreement dated December 31, 1993 (WBAY); Letter dated August 25, 1994, notifying Joint Fund 11 that the Agreement is being assigned to Young Broadcasting Inc.

4.   Retransmission Consent Agreement dated September 27, 1993 (WLUK).

5. Fox Broadcast Affiliate Retransmission Consent Agreement dated February 22, 1994 (WGBA).

6.   Letter dated July 1, 1993, granting retransmission consent (WTMJ).

7.   Letter dated April 27, 1994, electing must carry status (WXGZ).


(19179)